Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

First QUARTER 2025 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.54 per Share for Second Quarter 2025
Base Dividend of $0.43 and Supplemental Dividend of $0.11 Per Share

EVANSTON, Ill., May 8, 2025 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Financial Highlights

•
Total investment income of $36.5 million
•
Net investment income of $18.2 million, or $0.53 per share
•
Adjusted net investment income of $18.5 million, or $0.54 per share(1)
•
Invested $115.6 million in debt and equity securities, including seven new portfolio companies
•
Received proceeds from repayments and realizations of $57.3 million
•
Paid total dividends of $0.54 per share: regular quarterly dividend of $0.43 and a supplemental dividend of $0.11 per share on March 27, 2025
•
Net asset value (“NAV”) of $677.9 million, or $19.39 per share, as of March 31, 2025
•
Estimated spillover income (or taxable income in excess of distributions) as of March 31, 2025 of $47.4 million, or $1.36 per share

Management Commentary

“We continued to build our portfolio of debt and equity investments in a methodical and disciplined manner during the first quarter by investing in high quality businesses with defensive characteristics and resilient business models that generate high levels of cash flow to service debt and support growth. We also monetized two equity investments for a net realized gain of $11.5 million, or $0.33 per share, which contributed to the increase in NAV,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “Our portfolio remains well diversified and healthy overall, and constructed to generate attractive risk-adjusted returns over time for the benefit of our shareholders.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

First Quarter 2025 Financial Results

The following table provides a summary of our operating results for the three months ended March 31, 2025, as compared to the same period in 2024 (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2025	2024	$ Change	% Change
Interest income	$30,319	$28,138	$2,181	7.8%
Payment-in-kind interest income	2,248	2,049	199	9.7%
Dividend income	1,231	397	834	210.1%
Fee income	2,127	2,359	(232)	(9.8%)
Interest on idle funds	571	1,708	(1,137)	(66.6%)
Total investment income	$36,496	$34,651	$1,845	5.3%

Net investment income	$18,222	$17,627	$595	3.4%
Net investment income per share	$0.53	$0.57	$(0.04)	(7.0%)

Adjusted net investment income (1)	$18,509	$18,126	$383	2.1%
Adjusted net investment income per share (1)	$0.54	$0.59	$(0.05)	(8.5%)

Net increase (decrease) in net assets resulting from operations	$19,658	$20,123	$(465)	(2.3%)
Net increase (decrease) in net assets resulting from operations per share	$0.58	$0.65	$(0.07)	(10.8%)

The $1.8 million increase in total investment income for the three months ended March 31, 2025, as compared to the same period in 2024, was primarily attributable to (i) a $2.4 million increase in total interest income (which includes payment-in-kind interest income) resulting from an increase in average debt investment balances outstanding, partially offset by a decrease in weighted average yield on debt investment balances outstanding, (ii) a $0.8 million increase in dividend income due to an increase in distributions received from equity investments, partially offset by (iii) a $0.2 million decrease in fee income resulting from a decrease in amendment and management services fees and (iv) a $1.2 million decrease in interest on idle funds resulting from a decrease in average cash balances.

For the three months ended March 31, 2025, total expenses, including the base management fee waiver and income tax provision, were $18.3 million, an increase of $1.3 million, or 7.3% from the $17.0 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended March 31, 2024. The increase was primarily attributable to (i) a $0.8 million increase in interest and financing expenses due to an increase in average borrowings outstanding and weighted average interest rates of our debt outstanding, (ii) a $0.6 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $0.1 million increase in the income incentive fee, partially offset by (iv) a $0.2 million decrease in the accrued capital gains incentive fee.

Net investment income increased by $0.6 million, or 3.4%, to $18.2 million during the three months ended March 31, 2025 as compared to the same period in 2024, as a result of the $1.8 million increase in total investment income and the $1.3 million increase in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.54 per share compared to $0.59 per share in the prior year.

For the three months ended March 31, 2025, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $11.5 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $1.8 million for the same period in 2024.

Portfolio and Investment Activities

As of March 31, 2025, the fair value of our investment portfolio totaled $1.2 billion and consisted of 92 active portfolio companies and four portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 100.5% of the related cost basis as of March 31, 2025. As of March 31, 2025, the debt investments of 52 portfolio companies bore interest at a variable rate, which represented $740.3 million, or 72.8%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of March 31, 2025, our average active portfolio company investment at amortized cost was $12.5 million, which excludes investments in four portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 13.2% as of March 31, 2025. The weighted average yield was computed using the effective interest rates for debt investments at cost as of March 31, 2025, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing.

First quarter 2025 investment activity included the following new portfolio company investments:

•
AMOpportunities, Inc., a healthcare training platform providing tech-enabled clinical rotation development and management services for schools, providers, and health systems. Fidus invested $10.0 million in first lien debt and $0.7 million in preferred equity.
•
Customer Expressions Corp. (dba Case IQ), a provider of SaaS-based Governance, Risk and Compliance (GRC) solutions to mid-size and large enterprises. Fidus invested $15.0 million in first lien debt and $0.8 million in common equity.
•
Fraser Steel LLC, a designer and manufacturer of steel tubular parts and assemblies for OEM customers used in a wide range of applications. Fidus invested $14.0 million in first lien debt, $0.1 million in preferred equity, $0.5 million in common equity, and made additional commitments up to $2.0 million in a revolving loan.
•
Info Tech Operating, LLC (dba infotech), a software solutions provider for the infrastructure construction industry. Fidus invested $13.5 million in first lien debt.
•
Mayesh Wholesale Florist, LLC, a leading U.S. wholesaler of premium, fresh cut flowers. Fidus invested $10.5 million in first lien debt, $0.5 million in preferred equity, and made additional commitments up to $2.0 million in first lien debt.
•
Onsight Industries, LLC, a leading provider of customized signs & displays, mailbox solutions, and site furnishings for the home builder and land developer industries. Fidus invested $9.1 million in first lien debt and $0.4 million in common equity.
•
PayEntry Financial Services, Inc. (dba Payentry), a leading provider of payroll processing and other complementary HR services (e.g., insurance, 401K, benefits, HCM solutions) to SMBs. Fidus invested $5.6 million in second lien debt, $0.8 million in preferred equity, and made additional commitments up to $6.0 million in second lien debt.

Liquidity and Capital Resources

As of March 31, 2025, we had $67.5 million in cash and cash equivalents and $140.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). For the three months ended March 31, 2025, we received net proceeds of $20.7 million from the equity at-the-market program (the “ATM Program”) and received net proceeds from the issuance of the March 2030 Notes (as defined below) of $96.9 million. As of March 31, 2025, we had SBA debentures outstanding of $182.0 million, $125.0 million outstanding of our 4.75% notes due January 2026 (the “January 2026 Notes”), $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes”), and $100.0 million outstanding of our 6.75% March 2030 Notes (the “March 2030 Notes” and together with the January 2026 Notes and the November 2026 Notes, the “Notes”). As of March 31, 2025, the weighted average interest rate on total debt outstanding was 4.8%.

Second Quarter 2025 Dividends Totaling $0.54 Per Share Declared

On May 5, 2025, our board of directors declared a base dividend of $0.43 per share and a supplemental dividend of $0.11 per share for the second quarter. The dividends will be payable on June 25, 2025, to stockholders of record as of June 13, 2025.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2025 taxable income, as well as the tax attributes for 2025 dividends, will be made after the close of the 2025 tax year. The final tax attributes for 2025 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Subsequent Events

On April 15, 2025, we invested $5.0 million in first lien debt, $0.4 million in preferred equity, $0.4 million in common equity, and committed up to $4.0 million in a revolving loan to Laboratory Testing, LLC, a provider of material testing and calibration services, primarily to the Aerospace & Defense end market.

On April 23, 2025, we exited our debt investments in Elements Brands, LLC. We received payment in full of $3.7 million on our first lien debt, which includes fees.

On May 5, 2025, we issued an additional $10.0 million in SBA debentures, which will bear interest at a fixed interim interest rate of 5.163% until the pooling date in September 2025.

First Quarter 2025 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, May 9, 2025. To participate in the conference call, please dial (844) 808-7136 approximately 10 minutes prior to the call. International callers should dial (412) 317-0534. Please ask to be joined into the Fidus Investment Corporation call.

A live webcast of the conference call will be available at http://investor.fdus.com/news-events/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and was licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, and the timing, form and amount of any distributions or supplemental dividends in the future. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, such as changes in the financial and lending markets, the impact of the general economy (including an economic downturn or recession), the impact of interest rate volatility and the impact of elevated levels of inflation on the Company’s portfolio companies and the industries in which it invests, and the uncertainty relating to the general economy (including the uncertainty with respect to new tariffs and trade policies); accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	March 31,	December 31,
	2025	2024
ASSETS
Investments, at fair value:
Control investments (cost: $6,832 and $6,832, respectively)	$—	$—
Affiliate investments (cost: $52,611 and $56,679, respectively)	91,066	102,024
Non-control/non-affiliate investments (cost: $1,089,409 and $1,011,646, respectively)	1,063,342	988,482
Total investments, at fair value (cost: $1,148,852 and $1,075,157, respectively)	1,154,408	1,090,506
Cash and cash equivalents	67,478	57,159
Interest receivable	18,404	15,119
Proceeds receivable from stock offering	701	—
Prepaid expenses and other assets	991	1,328
Total assets	$1,241,982	$1,164,112
LIABILITIES
SBA debentures, net of deferred financing costs	$175,870	$168,899
Notes, net of deferred financing costs	345,557	248,362
Borrowings under Credit Facility, net of deferred financing costs	(948)	43,954
Secured borrowings	13,601	13,674
Accrued interest and fees payable	3,573	5,784
Base management fee payable, net of base management fee waiver – due to affiliate	4,863	4,805
Income incentive fee payable – due to affiliate	4,594	4,477
Capital gains incentive fee payable – due to affiliate	14,990	14,703
Administration fee payable and other, net – due to affiliate	295	919
Taxes payable	325	1,850
Accounts payable and other liabilities	1,332	1,019
Total liabilities	$564,052	$508,446
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 34,970,709 and 33,914,652 shares
issued and outstanding at March 31, 2025 and December 31, 2024, respectively)	$35	$34
Additional paid-in capital	588,519	567,159
Total distributable earnings	89,376	88,473
Total net assets	677,930	655,666
Total liabilities and net assets	$1,241,982	$1,164,112
Net asset value per common share	$19.39	$19.33

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2025	2024
Investment Income:
Interest income
Control investments	$—	$—
Affiliate investments	1,094	869
Non-control/non-affiliate investments	29,225	27,269
Total interest income	30,319	28,138
Payment-in-kind interest income
Control investments	—	—
Affiliate investments	—	—
Non-control/non-affiliate investments	2,248	2,049
Total payment-in-kind interest income	2,248	2,049
Dividend income
Control investments	—	—
Affiliate investments	886	348
Non-control/non-affiliate investments	345	49
Total dividend income	1,231	397
Fee income
Control investments	—	—
Affiliate investments	8	5
Non-control/non-affiliate investments	2,119	2,354
Total fee income	2,127	2,359
Interest on idle funds	571	1,708
Total investment income	36,496	34,651
Expenses:
Interest and financing expenses	6,773	6,012
Base management fee	4,922	4,432
Incentive fee - income	4,594	4,467
Incentive fee (reversal) - capital gains	287	499
Administrative service expenses	602	537
Professional fees	948	937
Other general and administrative expenses	206	229
Total expenses before base management fee waiver	18,332	17,113
Base management fee waiver	(59)	(69)
Total expenses, net of base management fee waiver	18,273	17,044
Net investment income before income taxes	18,223	17,607
Income tax provision (benefit)	1	(20)
Net investment income	18,222	17,627
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—
Affiliate investments	10,066	—
Non-control/non-affiliate investments	3,264	1,743
Total net realized gain (loss) on investments	13,330	1,743
Income tax (provision) benefit from realized gains on investments	(1,850)	56
Net change in unrealized appreciation (depreciation):
Control investments	—	—
Affiliate investments	(6,890)	(3,236)
Non-control/non-affiliate investments	(2,903)	4,454
Total net change in unrealized appreciation (depreciation) on investments	(9,793)	1,218
Net gain (loss) on investments	1,687	3,017
Realized losses on extinguishment of debt	(251)	(521)
Net increase (decrease) in net assets resulting from operations	$19,658	$20,123
Per common share data:
Net investment income per share-basic and diluted	$0.53	$0.57
Net increase in net assets resulting from operations per share — basic and diluted	$0.58	$0.65
Dividends declared per share	$0.54	$0.65
Weighted average number of shares outstanding — basic and diluted	34,077,720	30,776,758

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended March 31, 2025 and 2024.

	($ in thousands)
	Three Months Ended
	March 31,
	(unaudited)
	2025	2024
Net investment income	$18,222	$17,627
Capital gains incentive fee expense (reversal)	287	499
Adjusted net investment income (1)	$18,509	$18,126

	(Per share)
	Three Months Ended
	March 31,
	(unaudited)
	2025	2024
Net investment income	$0.53	$0.57
Capital gains incentive fee expense (reversal)	0.01	0.02
Adjusted net investment income (1)	$0.54	$0.59

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income divided by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	Alliance Advisors IR
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@allianceadvisors.com